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                                                                  EXHIBIT 23(b)





                          CONSENT OF ERNST & YOUNG LLP





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                        CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Gwinnett Bancshares, Inc. Stock Option Plan (the "Plan") to be assumed by Bank South Corporation (the "Company") in connection with the merger of Gwinnett Bancshares, Inc. with and into the Company, of our report dated January 20, 1994, except for Note 19, as to which the date is January 31, 1994, with respect to the consolidated financial statements of the Company incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1993, filed with the Securities and Exchange Commission.




                               ERNST & YOUNG LLP

Atlanta, Georgia
February 21, 1995